Exhibit 10.1
August 2, 2023

Mr. Peter J. Kuipers
EVP & Chief Financial Officer
c/o Omnicell, Inc.

Re:    Peter J. Kuipers Separation Agreement
Dear Peter:
This letter sets forth the substance of the Separation Agreement (the “Agreement”) that Omnicell, Inc. (the “Company”) is offering to you to aid in your employment transition.
1.Separation. Your employment termination date with the Company will be August 1, 2023 (the “Separation Date”). You shall continue to serve as Executive Vice President, Chief Financial Officer through the earlier of the Separation Date and the appointment of your successor. If your successor is appointed prior to the Separation Date, you shall remain an employee of the Company through the Separation Date subject to your continued compliance with this Agreement and performance of your remaining duties, including without limitation assistance with transitioning matters to your successor. While you remain employed by the Company, you shall be paid your base salary and remain eligible for your MBO bonus and continued vesting of your Company equity. For the avoidance of doubt, only in the event you do not satisfy the Severance Preconditions (defined below), shall you cease to be eligible for the Severance Benefits set forth in this Agreement; in all other circumstances you shall be paid all benefits set forth in this Agreement. Further, the parties acknowledge that your separation is a termination without “Cause” entitling you to benefits under the Severance Plan, as set forth herein.
2.Accrued Salary and Paid Time Off. On the Separation Date, the Company will pay you all accrued and unpaid salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment by law. However, you understand that pursuant to the Company’s vacation policy, you do not have any accrued and unused vacation and you will therefore not receive any payment for accrued and unused vacation. You will also continue to receive your executive benefits/perquisites through the Separation Date (or as specified otherwise below).
3.Company MBO Program.  Subject to your continued employment by the Company, you shall remain eligible for payment under the Company’s MBO quarterly bonus program (“MBO Program”) for the first, second, and third quarters of 2023. Whether you earn a bonus under the MBO Program for such quarters and the amount of any MBO bonus earned, will be subject to, and paid out in accordance with, the terms, conditions, and requirements of the MBO Program (but in any event no later than March 15, 2024).

Peter Kuipers
July 27, 2023

4.Severance Benefits. If you (a) timely sign this Agreement and allow this Agreement to become effective in accordance with their terms, (b) do not resign, (c) are not terminated by the Company for “Cause,” as defined in the Omnicell, Inc. Executive Severance Plan (the “Severance Plan”), (c) continue to perform the duties of your position through the Separation Date, and (d) comply with your material obligations under this Agreement (collectively, the “Severance Preconditions”), then the Company will provide you with the following as your sole severance benefits under the Severance Plan, (collectively, “Severance Benefits”):
(a)    Severance Payment. The Company will pay you, as severance, a one-time, lump sum cash payment in the amount of eight-hundred-ninety-eight-thousand-three-hundred twenty dollars ($898,320), subject to standard payroll deductions and withholdings, which is equal to twelve (12) months of your base salary and target MBO bonus at the time of your Separation Date. This amount will be paid in a lump sum within sixty (60) days after the Separation Date. Notwithstanding the foregoing, no severance payment shall be made or begin before the Effective Date (as defined below).
(b)    Outplacement Services. The Company will pay for up to ten thousand dollars ($10,000) for up to twelve (12) months of executive outplacement services to be provided to you by a provider of your choosing (the “Outplacement Services”) and you must commence such Outplacement Services after the Release Effective Date, but no later than December 31, 2023.
(c)    Health Insurance. Unless you follow the procedures set forth in this paragraph, your participation in the Company’s group health insurance plan will end on the last day of the month in which the Separation Date occurs. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA and a form for electing COBRA coverage. Provided that you timely elect continued coverage under COBRA, then the Company shall direct pay to the benefit provider your COBRA premiums to continue your health insurance coverage (including coverage for eligible dependents, if applicable) through the period commencing on the first day of the calendar month following your termination for a period of twelve (12) months (the “COBRA Premium Period”) and ending on the earliest to occur of: (i) expiration of the COBRA Premium Period; (ii) the date you become eligible for group health insurance coverage through a new employer; and (iii) the date you cease to be eligible for COBRA coverage for any reason. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company in writing.
You understand, acknowledge, and agree that the Severance Benefits outlined in this paragraph 4 exceed what you are otherwise entitled to receive on separation of employment, and that these benefits are being given as consideration in exchange for executing this Agreement, including the general release and restrictive covenants contained in it. You further acknowledge that you are not entitled to any additional payment or consideration not specifically referenced in this Agreement.

2625 Augustine Drive, Suite 301, Santa Clara, CA 95054    800-850-6664 | 650-251-6100    Omnicell.com

Peter Kuipers
July 27, 2023

5.Equity. Vesting of your Equity awards (other than stock options) that were granted as of your Separation Date under the terms of the Company’s current Equity Incentive Plan will continue until and then cease as of one year-after the Separation Date; provided that to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), for awards designed to be exempt from or comply with Section 409A of the Code, to the extent required to continue to be exempt or maintain compliance with Section 409A of the Code, you shall receive vesting credit of one (1) year and such awards shall vest as of the Separation Date and shall be otherwise settled in accordance with the terms of the underlying award agreements in order to maintain such exemption or compliance with Section 409A of the Code. For the avoidance of doubt, until August 1, 2024, your Company PSUs and RSUs shall continue to vest, shall be freely exercisable by you as applicable, and shall not be subject to any forfeiture, forced repurchase or similar provisions, as set forth on Exhibit B. Your stock options will stop vesting as of your Separation Date and your right to exercise any stock options with respect to vested shares, and all other rights and obligations with respect to your equity, will be as set forth in your equity agreement, grant notice and applicable plan documents (collectively, “Equity Documents”). Provided that you satisfy the Severance Preconditions, notwithstanding any term in the Equity Documents or other documents to the contrary, you shall have until the earlier of (i) the 24-month anniversary of the Separation Date and (ii) the normal expiration date of each applicable stock option award to exercise any stock options that were vested and outstanding as of the Separation Date. For the avoidance of doubt, you acknowledge that you shall not be eligible for an annual equity grant with respect to 2023.
6.Financial Planning Services. For a period of twelve (12) months after your Separation Date, the Company will continue to pay for your current financial planning services provided by The Ayco Company, L.P. d/b/a/ Goldman Sachs Ayco Personal Financial Management, subject to the annual maximum of sixteen-thousand dollars ($16,000) per year. Consistent with the tax treatment of this taxable benefit that you received during your employment with the Company, you are responsible for any tax cost (with no tax gross-up) associated with any imputed income reportable to you as taxable compensation upon receipt of such benefit.
7.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, after the Separation Date you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested and outstanding stock options, and your Severance Benefits provided for under Section 4 of this Agreement.
8.Expense Reimbursements. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

2625 Augustine Drive, Suite 301, Santa Clara, CA 95054    800-850-6664 | 650-251-6100    Omnicell.com

Peter Kuipers
July 27, 2023

9.Release of Claims.
(a)General Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. The Company has no intention of bringing any Claims (defined below) against you or your family.
(b)Scope of Release. This general release includes, but is not limited to: (a) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Labor Code (as amended), the California Family Rights Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”) and the California Fair Employment and Housing Act (as amended), and/or any claim under any state’s human rights act, wage payment act, civil rights laws, or similar laws; any law governing any aspect of employment, and any amendments thereto (except for claims for workers’ compensation and unemployment insurance benefits); any claim under any municipal, state, or federal common law, statute, regulation or ordinance (collectively, “Claims”).
(c)ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the “ADEA Waiver”), and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver (by providing written notice of your revocation to the Company’s head of Human Resources); and (v) this Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).

2625 Augustine Drive, Suite 301, Santa Clara, CA 95054    800-850-6664 | 650-251-6100    Omnicell.com

Peter Kuipers
July 27, 2023

(d)Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

(e)Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any corporate governance document or contract, or otherwise, or fully executed indemnification agreement with the Company, applicable law, or applicable directors and officer’s liability and/or employment practices liability and/or errors and omissions insurance; (ii) your rights in and to your Company equity, including, without limitation, your right to exercise, hold and sell your Company equity (subject to the terms of the documents and plans governing such equity, as modified by this Agreement); (iii) any claims that cannot be waived by law; (iv) any claims for breach of this Agreement and your rights to enforce this Agreement; (v) your right to receive benefits required to be provided in accordance with applicable law, including without limitation, continued health coverage under COBRA; or (vi) claims that arise after you execute this Agreement. You further understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Further, nothing in this Agreement shall be construed to prohibit you from engaging in protected concerted activity under the National Labor Relations Act for the purpose of collective bargaining or other mutual aid or protection, including, without limitation, (i) making disclosures concerning this Agreement in aid of such concerted activities, (ii) filing unfair labor practice charges, (iii) assisting others who are filing such charges, and (iv) cooperating with the investigative process of the National Labor Relations Board or other government agencies.

2625 Augustine Drive, Suite 301, Santa Clara, CA 95054    800-850-6664 | 650-251-6100    Omnicell.com

Peter Kuipers
July 27, 2023

10.Return of Company Property. You agree that, within ten (10) days from the Separation Date, or earlier if requested by the Company, you will return to the Company all Company documents (and all copies thereof of which you are aware and that are reasonably accessible to you) and other Company property in your possession or control that you are reasonably able to return, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date or as soon as possible thereafter. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) business days after the Separation Date, you shall provide the Company with a computer-useable copy of such information of which you are aware and that is reasonably accessible to you and then permanently delete and expunge such Company confidential or proprietary information from those systems. Non-compliance with the return of information and information deletion requirements of this paragraph would be a material breach of this Agreement.
11.Non-Recruitment of Employees. During the Restricted Period, you will not, directly or indirectly, solicit, or recruit, or induce any Employee to terminate his or her employment relationship with the Company in order to work for any other person or entity engaged in the Business.
12.Confidential Information Obligations. You acknowledge and reaffirm your continuing obligations under your Employer’s Proprietary Information and Inventions Agreement (“EPIIA”) such that you will hold any confidential and proprietary information in in the strictest of confidence and will take reasonable efforts to protect such Confidential Information from disclosure except when required to disclose such information by law. If you have any questions regarding which information would be considered by the Company to be information subject to these obligations, you agree to contact the Sr Director People Strategist immediately.
13.False Statements. You shall not, and the Company shall direct its members of the Board and its executive officers not to, make false statements about one another nor about the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to your, its or their business, business reputation, or personal reputation; provided that: (a) you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation; (b) nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation; and (c) nothing in this provision or this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. In response to any reference request from a prospective employer, the Company will only confirm your dates of employment and positions held.

2625 Augustine Drive, Suite 301, Santa Clara, CA 95054    800-850-6664 | 650-251-6100    Omnicell.com

Peter Kuipers
July 27, 2023

14.No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under Section 7(e) of this Agreement) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
15.Cooperation. For twenty-four (24) months after your Separation Date, you agree to reasonably cooperate with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses, including without limitation, all attorneys’ fees, you incur in connection with any such cooperation (excluding foregone wages), where reasonably under control of the Company, the Company will make reasonable efforts to (1) accommodate your scheduling needs for all testimony and all other cooperation and (2) schedule such testimony and other cooperation at locations mutually acceptable to you and the Company. To the extent that you are required to spend substantial time on such matters (defined as greater than 5 hours in any 30 day period), in addition to the reimbursement of your reasonable out-of-pocket expenses, the Company shall compensate you at an hourly rate of $500 per hour.
16.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either you or the Company to the other, and that the Company and you make no such admission.
17.Representations. Except for payments and benefits under this Agreement and those payable in the normal course of your continued employment, you hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

2625 Augustine Drive, Suite 301, Santa Clara, CA 95054    800-850-6664 | 650-251-6100    Omnicell.com

Peter Kuipers
July 27, 2023

18.Electronic Signatures. The documents that comprise this Agreement are agreed as in effect as of the then governing Effective Data and each acknowledged by the parties as a form of an “Electronic Record” (as such term is defined in the Electronic Signatures in Global and National Commerce Act at 15 U.S.C. §7001 et seq. (“E SIGN Act”)).
19.Miscellaneous. This Agreement, including the plans, benefits (including, without limitation, your Severance Plan, Equity Documents, and all rights to indemnification) and programs referenced herein and its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures. The compensation terms of your subsequent employment shall not be a basis to excuse the Company from its financial obligations under this Agreement.
20.Section 409A. It is intended that this Agreement shall comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) to the maximum extent possible and (i) each installment of any benefits payable under this Agreement shall be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), (ii) all payments of any such benefits under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), and (iii) any such benefits consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v). However, if the Company reasonably determines that any such benefits payable under this Agreement constitute “deferred compensation” under Section 409A and you are a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, the timing of such benefit payments shall be delayed as follows: on the earlier to occur of (A) the date that is six (6) months and one (1) day after your “separation from service” (within the meaning of Section 409A) and (B) the date of your death (such applicable date, the “Delayed Initial Payment Date”), the Company shall (1) pay you a lump sum amount equal to the sum of the benefit payments that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the benefits had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.
2625 Augustine Drive, Suite 301, Santa Clara, CA 95054    800-850-6664 | 650-251-6100    Omnicell.com

Peter Kuipers
July 27, 2023

If this Agreement is acceptable to you, please provide your electronic signature as directed and return the document to me. You have twenty-one (21) calendar days to decide whether to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within that timeframe. You further acknowledge and agree that you have been advised, as required by California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of no less than five (5) business days in which to do so.
We wish you the best in your future endeavors.
Sincerely,
Omnicell, Inc.

By:/s/ Corey J. Manley

Corey J. Manley
Executive VP, Chief Legal & Administrative Officer

Exhibit A - Definitions
Exhibit B – LTI Award Treatment Upon Separation

*Remainder of Page Intentionally Left Blank*
2625 Augustine Drive, Suite 301, Santa Clara, CA 95054    800-850-6664 | 650-251-6100    Omnicell.com

Peter Kuipers
July 27, 2023

Acknowledgment & Agreement
By signing below, I am acknowledging my separation from Omnicell, Inc. effective as of the Separation Date and confirming my understanding that the EPIIA is still in full force and effect. I acknowledge and confirm my understanding that should I fail to abide with paragraph 10 of this Agreement, the Company might consider such conduct a material breach of this Agreement. I ACKNOWLEDGE AND AGREE THAT I HAVE READ, UNDERSTAND AND VOLUNTARILY ENTER INTO THE FOREGOING AGREEMENT. I ACKNOWLEDGE AND AGREE THAT I HAVE HAD THE OPPORTUNITY TO ASK QUESTIONS, BEEN ADVISED, AS REQUIRED BY CALIFORNIA GOVERNMENT CODE SECTION 12964.5(b)(4), THAT I HAVE THE RIGHT CONSULT WITH AN ATTORNEY OF MY CHOICE BEFORE SIGNING THIS AGREEMENT, AND THAT I WAS GIVEN A REASONABLE TIME PERIOD OF NO LESS THAN FIVE (5) BUSINESS DAYS TO DO SO. I FURTHER ACKNOWLEDGE THAT MY SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

/s/ Peter J. Kuipers
Peter J. Kuipers

Aug 4, 2023
Date

2625 Augustine Drive, Suite 301, Santa Clara, CA 95054    800-850-6664 | 650-251-6100    Omnicell.com

Peter Kuipers
July 27, 2023

Exhibit A
Definitions
A.    “Business” means the development, manufacture, sale, or marketing of manufactured automated systems for medication management in hospitals and other healthcare settings, and medication adherence packaging and patient engagement software used by retail pharmacies.
B.     “Employee” means any person who (i) was employed by the Company at the time your employment with the Company ended, and (ii) remains employed by the Company during the Restricted Period.
C.     “Restricted Period” means the time period during your employment with the Company, and for twelve (12) months after your employment with the Company ends.

2625 Augustine Drive, Suite 301, Santa Clara, CA 95054    800-850-6664 | 650-251-6100    Omnicell.com

Peter Kuipers
July 27, 2023

Exhibit B
Omnicell LTI Award Treatment Upon Separation Date
Peter J. Kuipers:
Outstanding Omnicell RSUs & PSUs Awards & Treatment Upon Separation Date:

Omnicell LTI Award Treatment upon Separation Date
Omnicell RSU & PSU Awards	Grant Date (Grant #)	Units Granted (Earned)	Vested on Separation Date	Unvested on Separation Date	“Accelerated” Vesting upon Separation Date	“Forfeit” upon Separation Date
2020 Annual RSU Award	2/13/2020 (RU002666)	5,987 RSUs	5,238 RSUs	749 RSUs	749 RSUs	--
2020 Annual PSU Award	2/13/2020 (PA090130)	6,653 PSUs (100% Earned)	5,822 PSUs	831 PSUs	831 PSUs	--
2021 Annual RSU Award	2/9/2021 (RU003126)	11,350 RSUs	7,093 RSUs	4,257 RSUs	2,838 RSUs	1,419 RSUs
2021 Annual PSU Award	2/9/2021 (PA090160)	9,520 PSUs (200% Earned)	11,900 PSUs	7,140 PSUs	4,760 PSUs	2,380 PSUs
2022 Annual RSU Award	2/16/2022 (RU004534)	9,988 RSUs	3,745 RSUs	6,243 RSUs	2,497 RSUs	3,746 RSUs
2022 Annual PSU Award	3/14/2022 (PA090194)	9,764 PSUs (0% Earned)	0 PSUs	0 PSUs	0 PSUs	0 PSUs
Total RSU/PSUs (“Units”)			21,890 Units	19,220 Units	11,675 Units	7,545 Units

Outstanding Omnicell Stock Option Awards & Treatment Upon Separation Date:

Omnicell LTI Award Treatment upon Separation Date
Omnicell Stok Option Awards	Grant Date (Grant #)	Stock Options Granted (Exercise Price)	Vested on Separation Date	Unexercised on Separation Date	Vested & Exercisable Stock Options	Stock Option Exercise Expiration Date(1)
2019 Annual LTI Award	2/13/2019 (00010263)	28,708 NQSOs ($78.91)	28,708 NQSOs	17,248 NQSOs	17,248 NQSOs	July 31, 2025
2020 Annual LTI Award	2/13/2020 (00010939)	25,618 NQSOs ($90.19)	21,882 NQSOs	21,882 NQSOs	21,882 NQSOs	July 31, 2025
Total Stock Option Awards		54,326 NQSOs	50,590 NQSOs	39,130 NQSOs	39,130 NQSOs
Notes:
(1)     Vested & Exercisable Stock Options that remain outstanding on the Separation Date shall remain “exercisable” (subject to the Severance Preconditions) for the earlier of (i) the two-year period following the Separation Date and (ii) the life of the option, which expiration date is 10 years from the Date of Grant as specified in each Stock Option Notice.

2625 Augustine Drive, Suite 301, Santa Clara, CA 95054    800-850-6664 | 650-251-6100    Omnicell.com